Exhibit 107
Calculation of Filing Fee Tables
S-3
(Form Type)
Digital Turbine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered (2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	Rule 457(o)	1,222,418	$6.45	$7,884,596.10	0.0001381	$1,088.86	—	—	—	—
Fees previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

	Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amount				—	$7,884,596.10	—	$1,088.86
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$1,088.86
(1)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-289265), filed on August 5, 2025.

(2)    Pursuant to Rule 416(a) under the Securities Act, the shares being registered hereunder cover any additional shares of the registrant’s common stock that become issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(3)    Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on October 21, 2025.